FOR INTERNAL PUTNAM USE ONLY

                  Questions and Answers for PTI Merger


On approximately May 25, 1995, a proxy statement was sent to shareholders of Putnam Investment Grade Intermediate Municipal Trust (the "Intermediate Municipal Trust") concerning the proposed merger of Intermediate Municipal Trust into its open-end counterpart, Putnam Intermediate Tax Exempt Fund (the "Intermediate Tax Exempt Fund"). Here are answers to questions that are likely to be raised.

1. WHAT IS BEING PROPOSED?

The Trustees have approved a merger of the Intermediate Municipal Trust, a closed-end fund, into the Intermediate Tax Exempt Fund, an open-end fund with similar investment policies. The merger would be accomplished through the transfer of all of the assets of the Intermediate Municipal Trust to the Intermediate Tax Exempt Fund in exchange for shares of the Intermediate Tax Exempt Fund and for the assumption by the Intermediate Tax Exempt Fund of all of the liabilities of the Intermediate Municipal Trust. Immediately following this exchange, the Intermediate Municipal Trust will distribute the shares it receives in the Intermediate Tax Exempt Fund pro rata to its shareholders thus liquidating the Intermediate Municipal Trust.

2. WHAT WILL HAPPEN TO MY SHARES OF THE INTERMEDIATE MUNICIPAL
TRUST?

As a result of the proposed merger, each shareholder of the Intermediate Municipal Trust will receive Class A shares of the Intermediate Tax Exempt Fund equal in net asset value at the date of the exchange to the value of the shareholder's Intermediate Municipal Trust shares. No sales charge will apply to the exchange, although a redemption fee may apply if a shareholder redeems shares within six months of the merger. See "Temporary Redemption Fee" below.

3. WHEN WOULD THE MERGER OCCUR?

If approved by the shareholders at their July 13, 1995 meeting, the merger is expected to occur on or about July 28, 1995.

4. WHY ARE THE TRUSTEES PROPOSING THE MERGER?

Because shareholders will receive shares of an open-end fund, the merger is intended to provide shareholders with increased liquidity for their shares and eliminate the discount to net asset value at which the shares have generally traded. The Intermediate Municipal Trust's shares historically have traded at a discount from net asset value. Putnam Management believes that this trading discount has resulted partly from market conditions that are currently unfavorable to closed-end tax-exempt intermediate funds. In addition, Putnam Management believes that the trading of the Intermediate Municipal Trust's shares has been less active than it otherwise might be due to the relatively small size of the Intermediate Municipal Trust. The merger effectively eliminates the discount resulting from these unfavorable market conditions and other factors since the shares of the Intermediate Tax Exempt Fund may be redeemed at net asset value. However, a 2% temporary redemption fee will apply to the redemption or exchange of the Intermediate Tax Exempt Fund's shares received in the merger until the last business day of the sixth full month following the merger.

5. HOW WILL MY SHAREHOLDER EXPENSES BE AFFECTED?

Initially, your expenses are expected to be slightly lower due to an expense limitation in effect through December 31, 1995 for the Intermediate Tax Exempt Fund, and may decrease over the longer-term as the Intermediate Tax Exempt Fund experiences growth of assets currently not available to shareholders of the Intermediate Municipal Trust because it is a closed-end fund. Putnam Management has advised the Trustees that it expects, based on the relative sizes of the two Funds, that incur the Intermediate Tax Exempt fund following the merger would pay total expenses at the annual rate of 0.95% after giving effect to the expense limitation, compared to total expenses of 1.01% the Intermediate Municipal Trust. In the absence of the expense limitation, total expenses for the Intermediate Tax Exempt Fund would be paid at the annual rate of 1.13%.

6. HOW DO THE INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS OF
THE TWO FUNDS COMPARE?

The Municipal Trust and the Tax Exempt Fund are both federally tax-exempt intermediate-term income funds with substantially similar investment objectives and policies.

Each Fund follows the fundamental policy of investing at least 80% of its net assets in tax exempt securities, except when investing during times of adverse market conditions. The Intermediate Municipal Trust may invest up to 30% of its total assets in securities subject to such federal alternative minimum tax while the Intermediate Tax Exempt Fund is limited to investing 20% of its assets in such securities.

The principal difference in the Funds' investment policies is that the Intermediate Tax Exempt Fund is allowed to invest up to 25% of its total assets in securities rated BB or Ba, or in unrated securities Putnam Management determines to be of comparable quality, while the Municipal Trust may only invest in securities rated at least BBB or Baa, or in unrated securities Putnam Management determines to be of comparable quality. Securities rated BB or Ba are considered "junk" bonds and have more speculative aspects than investment grade securities.

The merger is not expected to affect materially the general strategy or style in which a shareholder's investment will be managed, except that as an open-end fund the Intermediate Tax Exempt Fund will be required to maintain a greater reserve of liquid short-term investments to fund redemptions.

7. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED
MERGER?

For federal income tax purposes, no gain or loss will be recognized by the Intermediate Municipal Trust or its shareholders as a result of the merger.


8. WHAT DO I DO IF I HOLD CERTIFICATES?

Shareholders of the Intermediate Municipal Trust should surrender their certificates prior to the merger. A notice giving information on how and when to surrender certificates will be sent in June. If certificates for Intermediate Municipal Trust shares are not surrendered, the Intermediate Tax Exempt Fund will not permit the shareholder holding the certificates at the time of the merger to receive cash dividends or other distributions, receive certificates for shares, exchange shares for shares of other funds managed by Putnam Management, or redeem shares until the certificates for Intermediate Municipal Trust shares have been surrendered, or, in the case of lost certificates, an adequate surety bond has been posted.

If a shareholder did not turn in his or her certificates and therefore is not permitted to receive cash dividends or other distributions, the Intermediate Tax Exempt Fund will pay all such dividends and distributions in additional shares, even if the shareholder had elected to receive dividends and distributions in cash. Once new certificates are issued, a shareholder may elect to receive cash payments again.

9. DO THE PROCEDURES FOR PURCHASING, REDEEMING AND EXCHANGING
SHARES OF THE TWO FUNDS DIFFER?

As a closed-end fund, the shares of the Intermediate Municipal Trust trade on the American Stock Exchange and are not redeemable. Shares of the Intermediate Tax Exempt Fund, however, may be redeemed any day the New York Stock Exchange is open at their net asset value next determined either directly to the Fund or through an investment dealer. A temporary redemption fee, described earlier, will apply for six months following the merger to shares issued in the merger.

After a ten-day holding period, shares of the Intermediate Tax Exempt Fund may be exchanged for shares of the same class of certain other Putnam Funds.

10. HOW WILL I BE NOTIFIED OF THE OUTCOME OF THE MERGER?

A shareholder will receive a confirmation after the merger is completed, indicating the new account number.

11. WHAT IS THE TEMPORARY REDEMPTION FEE?

The shares of the Intermediate Tax Exempt Fund distributed to the Intermediate Municipal Trust's shareholders in the merger which are redeemed or exchanged for shares of another open-end Putnam fund through the last business day of the full six months following the merger will be subject to a temporary redemption fee equal to 2% of the net asset value of such shares. The temporary redemption fee will be payable to the Tax Exempt Fund and not to Putnam Management and will be deducted from the amount that the redeeming shareholder would otherwise receive upon redemption or exchange. The temporary redemption fee will apply to all redemptions and exchanges of merger shares for the period beginning on the date of the merger and ending on the last business day of the sixth month following the Exchange Date. After that time, there will be no temporary redemption fee and shares can be redeemed or exchanged at their net asset value.

The Trustees believe that the temporary redemption fee will reduce the impact of initial redemptions upon the operations of the Intermediate Tax Exempt Fund and may offset some of the expenses associated with meeting redemption requests, including expenses incurred in liquidating portfolio securities. The Trustees have determined that the temporary redemption fee is reasonable in relation to the anticipated costs and expenses associated with such redemptions and to the benefits that the Intermediate Municipal Trust's shareholders will receive in becoming shareholders of the Tax Exempt Fund. The Trustees also believe that the temporary redemption fee may serve to discourage large numbers of redemption requests during the period immediately following the reorganization. Redemption fees similar to the Temporary Redemption Fee have been employed in the investment company industry following the conversion of a closed-end fund to open-end status and have been employed in other mergers of closed-end funds into open-end funds.

12. WHAT ARE THE PRINCIPAL RISK FACTORS ASSOCIATED WITH AN
INVESTMENT IN THE INTERMEDIATE TAX EXEMPT FUND, AND HOW DO THEY
COMPARE WITH THOSE FOR THE INTERMEDIATE MUNICIPAL TRUST?

As discussed in further detail in the proxy statement, because the Funds share similar investment objectives and policies, the risks of an investment in the Intermediate Tax Exempt Fund are similar to the risks of an investment in the Intermediate Municipal Trust, except the Intermediate Tax Exempt Fund may invest up to 25% of its assets in securities rated one category, BB, below investment-grade. A more detailed description of certain risks associated with an investment in the Intermediate Tax Exempt Fund is contained in the Intermediate Tax Exempt Fund Prospectus.


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